Exhibit 99.1

Julia Hallisey	FOR IMMEDIATE RELEASE
Investor Relations
Tel: +1-203-504-1063

Aircastle Announces Quarterly Dividend of $0.25 per Common Share

Stamford, CT.  June 11, 2008 - Aircastle Limited (NYSE: AYR) announced today that its Board of Directors declared a second quarter cash dividend on its common shares of $0.25 per share, payable on July 15, 2008 to shareholders of record on June 30, 2008.

Aircastle announces dividends on a quarterly basis, separately from quarterly earnings announcements.

About Aircastle Limited

Aircastle Limited is a global company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world. As of May 31, 2008 Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $4.3 billion and $1.3 billion, respectively, for a total of approximately $5.6 billion.

For more information regarding Aircastle and to be added to our email distribution list, please visit http://www.aircastle.com.